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                     CREDIT SUISSE ASSET MANAGEMENT LIMITED

      EMPLOYEE SECURITIES TRANSACTIONS POLICY/CODE OF ETHICS ('PA DEALING')

INTRODUCTION

In order to satisfy legal requirements and protect the reputation of the firm and its Employees, Credit Suisse Asset Management Limited ("CSAML") and Credit Suisse Asset Management (UK) Holding Ltd (collectively with CSAML, "CSAM") has implemented an Employee Securities Dealing Policy/Code of Ethics (the "POLICY"). As a matter of good business practice, it is essential that CSAM maintains the trust and confidence of its clients. Even the suspicion or appearance of a misuse of CSAM's market position, research capacity, or of a client's confidential information must be avoided.

In conducting personal investment activities, all Covered Persons (as defined below) are required to act consistent with the following general fiduciary principles:

-    the interests of CSAM clients must always be placed first;

- all personal securities transactions must be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

-    Covered Persons must not take inappropriate advantage of their positions.

CSAM has a separate policy and procedures designed to detect and prevent insider trading, which should be read together with this Policy. Nothing contained in this Policy should be interpreted as relieving any Covered Person from acting in accordance with any applicable law, rule or regulation or any other statement of policy or procedure adopted by CSAM or any Covered Fund.

APPLICABILITY

This Policy establishes rules of conduct for "Covered Persons" (as defined below) and each registered investment company that adopts this Policy ("COVERED FUND") (CSAM and the Covered Funds are collectively referred to as the "COVERED COMPANIES"). For the purposes of this Policy the following definitions apply:

-   "EMPLOYEE" includes full-time consultants and long-term temporary employees.

-   "Covered Person"

     - Any Employee, Director, Officer or Portfolio Manager of CSAML and any natural person in a control relationship to CSAML.

     - Any director, trustee or officer of a Covered Fund, whether or not such person is an Employee.

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-    "SECURITY" shall include any option or other derivative interest relating to the security.

- "COVERED ACCOUNT" includes any securities dealing account in which an Employee has Beneficial Ownership.

- "BANK OR BROKER" includes any bank or broker which an Employee uses to deal on a Covered Account.

- "BENEFICIAL OWNERSHIP" is to be interpreted by reference to Rule 16a-1(a)(2) under the US Securities Exchange Act of 1934 ("RULE"). Under the Rule, a person is generally deemed to have Beneficial Ownership of securities if the person (directly or indirectly), through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

     The term "PECUNIARY INTEREST" is generally defined in the Rule to mean the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in the securities. A person is deemed to have an "INDIRECT PECUNIARY INTEREST" within the meaning of the Rule:

     - in any securities held by members of the person's immediate family sharing the same household; the term "IMMEDIATE FAMILY" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive relationships;

     - a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

     - a person's right to dividends that is separated or separable from the underlying securities;

     -   a person's interest in certain trusts; and

     - a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

- The term "DERIVATIVE SECURITY" is defined as any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security (or similar securities) with a value derived from the value of an equity security.

     For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is NOT deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity's portfolio. The term "control" means the power to exercise a controlling influence over management or policies, unless the power is solely the result of an official position with the company.


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Employees must take reasonable steps to ensure that any trading activity through a Covered Account which is not initiated by them observes the requirements of this Policy.

DISCLOSURE OF BROKER ACCOUNTS

Employees may maintain Covered Accounts with banks or brokers. Employees are required to provide the Legal and Compliance Department ("LCD") with full details of any Covered Accounts prior to initiating any transaction.

In respect of any Covered Account(s) Employees will be required by LCD to sign an irrevocable order that provides standing instructions to the bank or broker concerned to report all transactions by sending copies of all confirmations and contract notes to LCD. The LCD will prepare a standard letter for his/her signature which it will send to the bank or broker advising them of CSAM's reporting arrangements under the Policy. The Employee will remain ultimately responsible for ensuring that copies of confirmations and contract notes of all transactions in any Covered Account maintained with banks or brokers are provided promptly to LCD.

PRE-CLEARANCE OF TRANSACTIONS

In respect of any transaction for a Covered Account the approval of LCD must be obtained prior to the order (including limit orders) or instructions being given to the bank or broker concerned (subject to the exceptions listed below).

This approval will be good only for the transaction in respect of which it is given and for the day(s) on which it is given. Should orders or instructions not be given to a bank or broker for any reason on the date(s) for which approval has been received, Employees must re-obtain approval from LCD prior to dealing.

PRE-CLEARANCE IS REQUIRED for transactions in ALL securities (except as set forth below), including the following investments and investment accounts:

-   Corporate debt securities and related derivatives

-   Equity and equity-related securities

-   Self-Directed Personal Equity Plans (PEPs), Individual Savings Accounts
    (ISAs) or Pension Plans (excluding Unit Trusts)

-   Investment Trusts

-   Business Expansion Schemes

-   Self-Directed IRAs

PRE-CLEARANCE IS NOT REQUIRED for transactions in the following investments and investment accounts, but otherwise remain fully subject to the policies and procedures contained herein:


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-   Government (including agency, e.g. Ginnie Mae, and supranational, e.g. EEC,
    World Bank) securities or futures and/or options thereon

-   Foreign exchange

-   Securities and Derivatives on the following broad based market indices :
    S&P 500, S&P 100, Dow Jones, FIB 30, DAX, Nikkei 225, CAC 40, FTSE 100, FTSE500, TSE 300, MIB 30, Nasdaq, SMI, AEX (for the avoidance of doubt this exclusion relates to the indices themselves and not the constituent stocks).

-   Sports or gaming contracts

-   Commodities

-   Swaps

-   Futures or options on currencies or interest rates

- Authorized Unit Trusts and Open Ended Investment Companies (OEICs) (listed in the FT Managed Funds Service Section of The Financial Times), except those advised by CSAML

-   Non-Self Directed PEPs or ISAs

- Non-Self Directed IRAs, Mutual Funds, except those advised by CSAML, Money Market Accounts, Cash Management Accounts

EMPLOYEES WISHING TO PRE-CLEAR PURCHASES OR SALES FOR COVERED ACCOUNTS MUST COMPLETE A PERSONAL ACCOUNT DEALING PRE-CLEARANCE FORM AND OBTAIN APPROVAL FROM LCD.

PROHIBITIONS

The following prohibitions and related requirements apply to Covered Persons and Covered Accounts.

SHORT TERM TRADING

CSAM encourages Employees to refrain from short-term trading, as such activity could be viewed as being in conflict with CSAM's general fiduciary principles. In no event, however, may an Employee make a purchase and sale (or sale and purchase) of a security within five business days, except where a significant loss would occur and written approval of the trade for this reason has been obtained from the Employee's supervisor and LCD. CSAM reserves the right to extend this prohibition period for the short-term trading activities of any or all Employees if CSAM determines that such activities are being conducted in a manner that may be perceived to be in conflict with CSAM's general fiduciary principles.

Any Employee wishing to purchase securities which are sparsely traded (as determined by LCD) will be required to hold such investments for a minimum period of 60 days.


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EMPLOYEE-RELATED CONFLICTS

No Employee shall execute any transaction for a Covered Account:

(a) if he knows or should know that to do so would involve him in a conflict of his own interest or that of any person connected with him, with that of any client of CSAM or with his duty to any such client; or

(b) as principal with a client whose portfolio is under the discretionary management of CSAML.

No CSAM Employee may purchase or sell for a Covered Account

(a) any security which the employee recommends to or trades on behalf of clients; or

(b) any security of a company which is itself a client of CSAML or any security of a company in the same group as the client,

without the prior written approval on a Personal Account Dealing Pre-Clearance Form of LCD and a Managing Director of CSAML.

Fund managers are permitted to purchase units in funds (including shares in investment trusts, unit trusts and Open Ended Investment Companies) which they also manage. Such transactions must be precleared through LCD and will be subject to a minimum holding period of 6 months.

If any pre-clearance request is denied, no reason will be given and no assumptions should be made from such denial. Denials may be for any one of a variety of reasons, however, you must not discuss with anyone the fact that LCD has denied pre-clearance nor engage in speculation as to the reasons for this. An Employee who effects a transaction for a Covered Account shall inform the broker/bank concerned that he is an Employee of CSAM and he shall not request or accept from that broker any credit or special dealing facilities in connection with the transaction.

An Employee may not arrange for CSAM to enter into any transaction on behalf of a client if he knows or has reason to believe the transaction involves an individual or employee of another firm who is contravening, or attempting to evade, the Criminal Justice Act 1993 or rules on personal account transactions made by a relevant regulatory organization.

NEW ISSUES/PUBLIC OFFERINGS

No Employee may acquire any security in a public offering in the primary securities market.

PRIVATE PLACEMENTS

No Employee may buy or sell any privately placed security without the express prior written approval of LCD. Approval will take into account, among other factors, whether the investment opportunity should be reserved for a CSAM client and whether the opportunity is being offered to the Employee because of his or her position with CSAM.


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FRONT-RUNNING - RESEARCH

No Employee who knows that the CS Group intends to publish a research recommendation and who knows or should know that publication of the research recommendation may have market significance, i.e. is reasonably expected to affect the price of an investment, shall enter into a transaction in such investment or related investment until the recommendation has been published and the customers for whom the recommendation is principally intended have had a reasonable opportunity to react to it.

Information of market significance may include: a change of recommendation, new information concerning an issuer, advice of impending unannounced publicity likely to draw increased attention to an issuers security, a new analysis of existing information the significance of which had not been previously recognized, updates on fast-breaking news stories, and any other communication that provides a fresh stimulus for investment decisions. Persons responsible for research communications must preserve the confidentiality of the material they are preparing for release until it is published.

TRAILING OR ANTICIPATING FIRM OR CUSTOMER ORDERS

Employees should not base their personal investment decisions on knowledge of trading activity by CSAML. Transactions entered into on the basis of such knowledge represents an improper use of information obtained solely for business purposes, and could conflict with a customers interest.

In addition, an Employee must refrain from personally entering into a transaction he knows will or is likely to have a direct adverse effect on the particular interests of a customer of CSAML. An Employee who knows that CSAML intends to deal for a customer should not deal until the relevant order has been executed or cancelled.

SHORT SELLING

Except as provided below, no Employee may engage in any transaction that has the effect of creating any "short exposure" in a particular security.

BLACKOUT PERIODS

No Employee may execute a securities transaction within five business days before and one business day after a transaction in that security for a CSAML client.

TRADING, HEDGING AND SPECULATION IN CREDIT SUISSE GROUP SECURITIES

Transactions by Employees in securities of Credit Suisse Group ("CSG") are prohibited for each period beginning 15 calendar days before announcement of CSG yearly or half-yearly results and ending two business days after the announcement. Employees may only hedge VESTED positions in CSG stock through short sales or derivative instruments. Uncovered short exposure, through short sales or otherwise, is not permitted without the express prior written approval of LCD.


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DISCLOSURE OF INTEREST

No Employee may recommend or effect for any CSAML client any securities transaction without having disclosed his or her personal interest, if any, in the issuer of the securities, including without limitation:

- any ownership or contemplated ownership of any privately placed securities of the issuer or any of its affiliates;

- any employment, management or official position with the issuer or any of its affiliates;

- any present or proposed business relationship between the Employee and the issuer or any of its affiliates; and

- any additional factors that may be relevant to a conflict of interest analysis.

Where the Employee has a personal interest in an issuer, a decision to purchase or sell securities of the issuer or any of its affiliates by or for a CSAML client shall be subject to an independent review by LCID.

INVESTMENT CLUBS

No Employee may participate in any 'investment club' or similar activity unless specifically approved by LCID.

EXEMPTIONS

Express prior written approval may be granted by LCD if a purchase or sale of securities or other outside activity is consistent with the purposes of this Policy and Section 17(j) of the US Investment Company Act of 1940 ("1940 ACT") and rules thereunder. For example, a purchase or sale may be considered consistent with those purposes if the purchase or sale is not harmful to a CSAML client because such purchase or sale would be unlikely to affect a highly institutional market, or because such purchase or sale is clearly not related economically to the securities held, purchased or sold by the CSAML client.

REPORTING

1. INITIAL CERTIFICATION. Within 10 days after the commencement of his or her employment with CSAM or his or her affiliation with any Covered Fund, each Covered Person shall submit to LCD an initial certification in the form of Attachment C to certify that:

- he or she has read and understood this Code of Ethics and recognizes that he or she is subject to its requirements; and


- he or she has disclosed or reported all personal securities holdings in which he or she has any direct or indirect Beneficial Ownership and all accounts in which any securities are held for his or her direct or indirect benefit.

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2.     ANNUAL CERTIFICATION. In addition, each Covered Person shall submit LCD an annual certification to certify that:

- he or she has read and understood this Code of Ethics and recognizes that he or she is subject to its requirements;

-   he or she has complied with all requirements of this Code of Ethics; and

- he or she has disclosed or reported (a) all personal securities transactions for the previous year and (b) all personal securities holdings in which he or she has any direct or indirect Beneficial Ownership and accounts in which any securities are held for his or her direct or indirect benefit as of a date no more than 30 days before the annual certification is submitted.

Covered Persons may comply with the initial and annual reporting requirements by submitting account statements to LCD within the prescribed periods.

3. QUARTERLY REPORTING. In addition, each Covered Person shall submit to LCD copies of quarterly statements for all securities accounts within 10 days after the end of the calendar quarter.

COMPLIANCE MONITORING AND SUPERVISORY REVIEW

LCD will periodically review confirmations from brokers to assure that all transactions effected through a Covered Account are in compliance with this Policy.

Material violations of this Policy and any sanctions imposed shall be reported not less frequently than quarterly to the Board of Directors of each relevant Covered Fund and to the senior management of CSAML. CSAM shall prepare an annual report to the Board of Directors of each Covered Fund and to the senior management of CSAM that:

- summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

- identifies any violations requiring significant remedial action during the past year not previously reported;

- identifies any recommended changes in existing restrictions or procedures based upon each Covered Company's experience under this Policy, evolving industry practices or developments in applicable laws or regulations.

- certifies that each Covered Company (other than a Covered Fund to which CSAM serves only as sub-investment adviser) has adopted procedures reasonably necessary to prevent Covered Persons from violating the Policy.

    Material changes to the Policy must be approved by the Board of Directors of each Covered Fund no later than six months after the change is adopted.


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SANCTIONS

Upon discovering that a Covered Person has not complied with the requirements of this Policy, the senior management of the Covered Company may impose on that person whatever sanctions are deemed appropriate, including censure; fine; reversal of transactions and disgorgement of profits; suspension; or termination of employment.

CONFIDENTIALITY

All information obtained from any Covered Person under this Policy shall be kept in strict confidence, except that reports of transactions may be made available to the FSA, IMRO, the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the individual's Department Head.

CIRCUMVENTION

An Employee who is precluded by this Policy from entering into a transaction may not circumvent the Policy by counseling or procuring any other person to enter into such a transaction. Communicating any information or opinion to any other person who may enter into such a transaction or procure any other person to do so is also prohibited.

OUTSIDE BUSINESS ACTIVITIES

Refer to the CSAM Global Compliance Policy Manual.

















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